Exhibit 10.31

Contract Manufacturing Agreement

(Translation)

Basic Information

Party A: Shantou Big Tree Toys Co., Ltd.
Legal Representative: Wei Lin
Party B: Shantou Xinzhongyang Toy Industrial Co., Ltd.
Legal Representative: Xiaodong Ou
Contract Number: June 1, 2010
Signing Place: Licuo Industrial Park, Waisha Town, Shantou City, Guangdong Province
Signing Date: June 1, 2010

Material Clauses

Clause 1 Party A agrees to purchase from Party B and Party B agrees to produce Big Tree Educational Magic Blocks (the “contractual products”) for Party A and label the products with Party A’s logo.

Clause 2 Party A is responsible for the design and development of contractual products and providing design papers and technical supporting personnel to ensure Party B to execute the manufacturing order in accordance with designs.

Clause 3 After Party A has issued quality approval in writing for the trial products from Party B, Party A shall place with Party B the manufacturing order by the fifth day of each month for the following month supply in writing. The order shall state the quantity, specifications, delivery date of the subscribed products and any other information required for accurately execute the order.

Within three business days after receipt of the manufacturing order, Party B shall confirm the order in writing and provides the production plan in writing. If Party B has not confirmed or put forward with disagreement with the manufacturing order in writing by the deadline, Party B is assumed to have confirmed the order.

The confirmed manufacturing orders are the integral part of this Agreement and are binding on both parties.

Party B shall arrange production following the order and production plan and report to Party A about the execution of production plan.

Party B shall start to deliver final products on the 15th day after the receipt of the manufacturing order from Party A. The detailed delivery schedules concerning quantity and dates shall refer to the written notice from Party A.

Clause 4.2 Party A chooses third party shipper to pick up products at the facility of Party B at the expenses of Party A.

Clause 7 Party A agrees to purchase from Party B the contractual products at the agreed-on price. The price is pre-tax price.
Clause 8.1 Both parties agree that Party A shall make the payment within 60 days after product delivery.

Clause 8.2 Party A can make the payment either by cash or wire to the bank account designated by Party B.

Clause 12 This Agreement is effective during June 1, 2010 and May 31, 2020.

Clause 14.6 This Agreement takes effect upon the signatures and corporate seals of both parties.

Party A corporate seal

Party B corporate seal